Ex. 99.1

RiceBran Technologies and the Narula Group, One of the World's Largest Growers of Organic Rice, Enter into Strategic Supply Partnership and Establish Joint Venture

•	RIBT gains exclusive supply rights outside South East Asia, Germany and the United Kingdom to organic rice bran produced by Narula Group, the world's largest supplier of organic jasmine rice bran.

•	Narula Group will acquire up to 950,000 shares of RIBT at $2.80 per share based on net margins derived from RIBT's sale of organic rice bran products.

•	RIBT and Narula Group will form a company to market additional Narula Group organic products in North America, including organic chia, organic kale and organic coconut products.

Scottsdale, Arizona – February 8, 2016 – RiceBran Technologies (NASDAQ: RIBT and RIBTW) (the “Company” or “RIBT”), a global leader in the production and marketing of value added products derived from rice bran, today announced that the Company has entered into an exclusive strategic supply agreement for organic rice bran and an LLC Agreement for the formation of a jointly owned sales and marketing entity with the Bangkok, Thailand based Narula Group of Companies ("Narula Group"), one of the world's largest growers of organic rice, which is controlled by social impact entrepreneur Arvind Narula.

Under the terms of the strategic supply agreement, RIBT will gain exclusive worldwide supply and distribution rights for organic jasmine rice bran and organic rice bran from other rice varieties produced by the Narula Group. The exclusive territory excludes certain South East Asian markets, Germany and the United Kingdom, which will continue to be serviced by Narula Group.

RIBT will purchase organic rice bran from the Narula Group at an agreed price and the Narula Group will receive an additional amount based on a portion of the achieved margin earned by RIBT on the sale of products derived from that organic rice bran ("Achieved Margin Share").  The Narula Group has agreed to accept the first $2,660,000 of its Achieved Margin Share  through the issuance of 950,000 shares of RIBT's common stock at a fixed purchase price of $2.80 per share ("Margin-for-Shares Mechanism"), representing a premium of 52% to the closing price on the date immediately prior to signing. As the Narula Group earns RIBT common stock through the Margin-for-Shares Mechanism, those earned shares shall be released from escrow on a quarterly basis until such time as the Achieved Margin Share is sufficient to purchase all 950,000 shares.

Additionally, a joint venture company owned 55% by RIBT and 45% by the Narula Group is being established to market the Narula Group's non-rice bran products in North America, including organic chia, kale, coconut water and coconut products.  Results  for the newly established joint venture will be consolidated into RIBT’s financial statements and profits will be shared on a proportional ownership basis by the partners. Both companies  expect to bring additional organic products to market in North America in the near future.

W. John Short, CEO and President of RIBT, commented: "According to the NEXT Forecast 2016 published by New Hope Natural Media, sales of natural, organic and functional foods reached $110 billion in 2014, or 15% of total US food and beverage sales; are the fastest growing segment in the US food and beverage market; and are experiencing double digit growth. And within the natural, organic and functional food segment, non-GMO products are gaining ground even faster.  The agreements reached with the Narula Group add organic rice bran and other healthy, natural and organic products to our existing offerings of non-GMO, healthy and natural functional food products and significantly broadening our product range, putting RIBT in an even better position to take advantage of rapidly developing consumer trends away from dietary supplements and toward healthy whole food nutrition through functional foods and ingredients. ”

Arvind Narula, President of the Narula Group, commented: “I have spent the last 30 years developing a for-profit business model based on organic products that gives back to the economically disadvantaged and culturally indigenous groups who work with us to grow our crops.  I am excited to enter into this strategic relationship with RiceBran Technologies, a company that shares our deeply held philosophy that businesses need to be socially and environmentally responsible and give back to the communities where they do business.”

RIBT expects sales of high value, high margin organic rice bran and organic non-rice bran products to launch in North America in the second quarter of 2016 and become a significant driver of sales growth in our USA Segment in the coming years.  For additional information, please refer to the Company's Form 8-K filed today with the US Securities and Exchange Commission.

About the Narula Group

The Narula Group of companies, based in Bangkok, Thailand, is majority owned and controlled by our founder Arvind Narula. Since our inception, we have focused on developing for-profit agricultural projects that are environmentally friendly, renewable and sustainable, and socially responsible.  Over the last 3 decades we have transitioned to 100% organic operations.  We are the largest producer of organic jasmine rice in the world and have added organic chia, kale, coconuts and eggs.  We are committed to working with economically underprivileged and culturally indigenous cultures in Thailand and around the world.  Our projects are fully integrated, controlling everything from the seed to the shipment. We continue making our agricultural projects more environmentally friendly, helping more indigenous and economically impoverished farmers, and innovating new products with health and nutrition at their core.  For more information check out the website of our flagship group company  at www.urmatt.com .

About RiceBran Technologies

RiceBran Technologies is a human food ingredient, functional food and animal nutrition company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. RiceBran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious human food ingredient, functional food and animal nutrition products.  Our target markets are human food ingredient, functional food and animal nutrition manufacturers and retailers, as well as natural food, functional food and nutritional supplement manufacturers and retailers, both domestically and internationally. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies' expectations regarding sales of organic rice bran and non-bran products, additional products to be jointly marketed, RIBT’s ability to take advantage of market trends, the growth of the organic market and the margins from the sale of organic rice bran and organic non-rice bran products. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties.  RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies' filings with the Securities and Exchange Commission, including its most recent periodic reports.

Investor Contact:
Ascendant Partners, LLC
Fred Sommer
(732) 410-9810
fred@ascendantpartnersllc.com